Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Robbie Atkinson	Claire Walsh
VP, Strategy & Investor Relations	(General info)
(423) 434-8398	(212) 371-5999

FOR IMMEDIATE RELEASE

November 1, 2017

NN, INC. REPORTS THIRD QUARTER 2017 RESULTS

Johnson City, TN, November 1, 2017 –NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the third quarter ended September 30, 2017.

GAAP Results

Net sales for the third quarter of 2017 increased $1.5 million, or 1.0%, to $148.2 million, compared to $146.7 million for the third quarter of 2016. Growth in the medical, aerospace and automotive end markets accounted for the increase.

On a GAAP basis, income from operations for the third quarter of 2017 was $6.3 million, compared to $13.0 million for the same period in 2016. Income (loss) from continuing operations on a GAAP basis for third quarter of 2017 was ($3.4 million). This compares to income (loss) from continuing operations of $0.3 million in the third quarter of 2016.

On a GAAP basis, income from operations for third quarter 2017 in the Autocam Precision Components Group was $6.8 million compared to $8.5 million for the same period in 2016.

On a GAAP basis, income from operations for third quarter 2017 in the Precision Engineered Products Group was $7.9 million compared to $9.9 million for the same period in 2016.

Adjusted Results

Adjusted income from operations for the third quarter of 2017 was $15.4 million, compared to $19.9 million for the same period in 2016.

Richard Holder, President and Chief Executive Officer, commented, “Overall operating performance in the quarter was negatively impacted by severe weather events that occurred during the period. These impacts created mix issues which had a negative impact on margins. We expect these to return to normal in the fourth quarter.”

Business Group Results

Autocam Precision Components

Net sales for the third quarter of 2017 were $81.7 million, compared to $80.5 million in the third quarter of 2016, an increase of 1.5% or $1.2 million. Growth related to our Corporate Average Fuel Economy (CAFE) automotive business accounted for the increase. Adjusted income from operations for the quarter decreased $1.4 million to $9.7 million, compared to $11.1 million in the third quarter of 2016.

Mr. Holder commented, “Autocam continues to take share and outgrow its CAFE end market. During the quarter we had several program wins that required immediate investments due to the short project launch requirements. These investments had a small near term impact on their profitability.”

Precision Engineered Products

Net sales for the third quarter of 2017 were $66.5 million, compared to $66.2 million in the third quarter of 2016, an increase of $0.3 million. Adjusted income from operations for the quarter was $13.3 million, compared to $15.2 million in 2016.

Mr. Holder commented, “The impacts of the hurricanes during the third quarter had a negative effect on our profitability as we were unable to ship to several of our customers. We expect this to resolve in the fourth quarter.”

Mr. Holder concluded, “The third quarter was another transformative period for the organization as we divested our PBC business. Additionally, our performance this quarter was negatively impacted by weather delays within the business. We expect these anomalies to our performance to normalize in the fourth quarter.”

The full set of financial guidance for the fourth quarter and full year 2017 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-877-718-5107 or 1-719-325-4878 Conference ID: 8709327. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations and adjusted income (loss) from continuing operations. Each of adjusted income from operations and adjusted income (loss) from continuing operations provide supplementary information about the impacts of acquisition related expenses, foreign-exchange and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted income (loss) from continuing operations to the U.S. GAAP financial measures of income from operations, and income (loss) from continuing operations.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 36 manufacturing plants in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Condensed Consolidated Statements Operations

(Unaudited)

	Three Months Ended
	September 30,
	2017	2016
Net sales	$148,156	$146,714
Cost of products sold (exclusive of depreciation and amortization shown separately below)	110,836	107,185
Selling, general and administrative expense	16,985	14,201
Acquisition related costs excluded from selling, general and administrative expense	619	—
Depreciation and amortization	13,075	11,737
Restructuring and integration expense	345	606

Income from operations	6,296	12,985

Interest expense	12,739	15,801
Loss on extinguishment of debt and write-off of unamortized debt issuance costs	—	2,589
Derivative payments on interest rate swap	—	609
Derivative loss (gain) on change in interest rate swap fair value	(27)	3,130
Other (income) expense, net	(848)	(263)

Loss from continuing operations before benefit for income taxes and share of net income from joint venture	(5,568)	(8,881)
Benefit for income taxes	(1,011)	(7,733)
Share of net income from joint venture	1,202	1,427

Income (loss) from continuing operations	(3,355)	279

NN, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$347,380	$6,271
Current maturities of long-term debt	21,090	12,751
Current portion of obligations under capital leases	2,905	3,332
Long-term debt, net of current portion	793,999	785,713
Obligations under capital leases, net of current portion	1,723	3,240

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

S000s	Three Months Ended September 30,
NN, Inc. Consolidated	2017	2016
GAAP income from operations	$6,296	$12,985
Restructuring and integration expense	345	286
Acquisition and transition expense	2,922	757
Amortization of intangibles	5,840	5,865

Non-GAAP adjusted income from operations (a)	$15,403	$19,893

Non-GAAP adjusted operating margin (1)	10.4%	13.6%
GAAP net sales	148,156	146,714

S000s	Three Months Ended September 30,
Autocam Precision Components	2017	2016
GAAP income from operations	$6,799	$8,464
Restructuring and integration expense	345	286
Acquisition and transition expense	500	—
Amortization of intangibles	874	885
Share of net income from joint venture	1,202	1,427

Non-GAAP adjusted income from operations (a)	$9,720	$11,062

Non-GAAP adjusted operating margin (1)	11.9%	13.7%
GAAP net sales	81,664	80,492

S000s	Three Months Ended September 30,
Precision Engineered Products	2017	2016
GAAP income from operations	$7,922	$9,913
Restructuring and integration expense	—	—
Acquisition and transition expense	400	320
Amortization of intangibles	4,966	4,980

Non-GAAP adjusted income from operations (a)	$13,288	$15,213

Non-GAAP adjusted operating margin (1)	20.0%	23.0%
GAAP net sales	66,492	66,222

(1)	Non-GAAP adjusted operating margin = Non-GAAP adjusted income from operations / GAAP net sales

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations and Non-GAAP adjusted operating margin. Each of these non-GAAP financial measures provide supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans reorganizational and impairment charges. Over the past four years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges such as, the write-off of our interest rate swap, are excluded as the charges on not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations and adjusted operating margin provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations, represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense, non-operational charges related to acquisition, divestiture and restructuring and integration costs, intangible amortization costs for fair value step-up in values related to acquisitions, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.